Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Provides Corporate and Product Pipeline Update

Non-GAAP operating expenses of $85 -$90 million expected in 2017

SAN DIEGO, January 9, 2017 — Otonomy, Inc. (NASDAQ: OTIC), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today provided an update on its product pipeline, commercial activities, and financial guidance.

Product Pipeline, Commercial, and Financial Update

•	Positive Top-Line Results from Phase 3 Clinical Trial of OTIPRIO in Patients with Acute Otitis Externa: Otonomy announced last week positive results from its pivotal Phase 3 clinical trial of OTIPRIO in 262 pediatric and adult patients with acute otitis externa (AOE), also known as swimmer’s ear. This single administration trial of OTIPRIO met the primary endpoint by showing a statistically significant increase in clinical cure rate compared to sham (no treatment) at Day 8 (p<0.001). OTIPRIO also demonstrated a statistically significant superiority to sham in clinical cure rate at all other time points assessed including Day 4 (p<0.021), Day 15 (p<0.001) and Day 29 (p<0.001), and was well-tolerated. Based on these positive results, Otonomy expects to submit a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) in the first half of 2017.

•	OTIPRIO® Launch Update: In March 2016, Otonomy announced the commercial availability of OTIPRIO (ciprofloxacin otic suspension) in the United States for the treatment of pediatric patients with bilateral otitis media with effusion undergoing tympanostomy tube placement (TTP). During 2016, Otonomy’s commercial efforts focused on establishing patient “access” to OTIPRIO by building awareness and advocacy with physicians, gaining formulary approval in target facilities, and establishing reimbursement. These efforts require contact and coordination with multiple stakeholders including physicians, hospital pharmacists, facility administrators, and payors. In 2017, Otonomy’s commercial priority is “pull-through” which the company defines as the purchase and utilization of OTIPRIO in facilities where the product has received formulary approval.

Commercial launch highlights through December include:

•	More than 600 physicians affiliated with over 800 facilities received OTIPRIO for use during ear tube surgery through Otonomy’s product sample program.

•	OTIPRIO received formulary approval or was purchased by 326 facilities, and reviews were in process at approximately 250 additional hospitals. Otonomy’s success rate for formulary approval was 89%, demonstrating the importance of our methodical, multiple stakeholder approach.

•	173 facilities purchased OTIPRIO and 55% of these accounts placed multiple orders. An increasing number of facilities placed regular stocking orders.

•	End-user demand totaled 1,172 vials in the fourth quarter compared to 877 in the third quarter.

•	Collectively, the facilities that purchased OTIPRIO, had formulary approvals or reviews in process, or are affiliated with physicians who received product samples, account for over 40% of total annual ear tube surgeries in the United States.

•	The J code assigned to OTIPRIO by the Centers for Medicare and Medicaid Services (CMS) became effective on January 1, 2017. This code is the permanent billing code for OTIPRIO, replacing the previously assigned C code while retaining transitional pass-through payment status. Assignment of the J code will support patient access for use of OTIPRIO during ear tube surgery and for office-based expansion indications when approved.

•	Ongoing tracking of reimbursement claims by Otonomy’s third party vendor has confirmed payment for OTIPRIO in addition to the TTP procedure itself by multiple payors for both Medicaid and commercially-insured patients.

•	Preparing for End-of-Phase 2 Discussion with the FDA Related to Second Label Expansion Indication for OTIPRIO: In October 2016, Otonomy announced the successful completion of a Phase 2 clinical trial that evaluated a single administration of OTIPRIO for the treatment of pediatric patients with acute otitis media with tympanostomy tubes (AOMT). The trial demonstrated that both OTIPRIO doses, 6 mg (0.1 mL) and 12 mg (0.2 mL), were well-tolerated and achieved higher and statistically significant (p<0.05) clinical cure rates over sham (no treatment). Otonomy believes this trial supports the advancement of OTIPRIO into Phase 3 in AOMT and intends to discuss the requirements for such a program with the FDA in the first half of 2017.

•	Enrollment in AVERTS-1 and AVERTS-2 Phase 3 Clinical Trials for OTO-104 in Ménière’s Disease Remains Ongoing: Otonomy is conducting two identical, parallel Phase 3 trials for OTO-104 in patients with Ménière’s disease, AVERTS-1 in the United States and AVERTS-2 in Europe. Each trial is a 16-week, prospective, randomized, double-blind, placebo-controlled trial that is expected to enroll approximately 160 patients with unilateral Ménière’s disease. Results from the Phase 3 trials are expected in the second half of 2017.

•	Initiated Phase 2 Clinical Trial of OTO-104 in Hearing Loss Indication: In December, Otonomy initiated patient screening for a Phase 2 clinical trial evaluating OTO-104 for the prevention of hearing loss in cancer patients undergoing chemotherapy with platinum-based agents. This multicenter, randomized trial is designed to assess the feasibility, safety and efficacy of OTO-104 given by intratympanic administration in subjects at risk for ototoxicity from cisplatin chemotherapy. Approximately 60 subjects will receive an administration of OTO-104 in one ear prior to each of the first three cisplatin treatment cycles with hearing assessed throughout the trial and following the last chemotherapy treatment cycle.

•	Phase 1 Clinical Safety Trial of OTO-311 Remains Ongoing: OTO-311 is a single-dose, sustained-exposure formulation of the potent and selective N-Methyl-D-Aspartate (NMDA) receptor antagonist gacyclidine that is in development for the treatment of tinnitus. Several dose cohorts in the Phase 1 clinical safety trial have been completed and there have been no patient tolerability concerns. The trial remains open pending the potential evaluation of additional dose levels in order to establish a maximum tolerated dose. During 2017, Otonomy expects to complete the Phase 1 trial and define a plan for Phase 2.

•	Financial Update and Operating Expense Guidance for 2017: Otonomy had cash, cash equivalents and short-term investments totaling approximately $196 million on December 31, 2016. Based on preliminary estimates, Otonomy expects that Non-GAAP operating expenses for 2016 were at the low end of the $100-$105 million guidance range previously provided. In addition, Otonomy expects Non-GAAP operating expenses for 2017 in the range of $85-$90 million. The decrease in expenses from 2016 to 2017 is primarily related to a reduction in the clinical trial activity expected this year.

“Our strong momentum continued into 2017 with the positive Phase 3 AOE results announced last week. We expect to build on this success throughout the year by focusing on driving OTIPRIO commercial adoption for ear tube surgery and by delivering top-line results for the OTO-104 AVERTS-1 and AVERTS-2 trials in Ménière’s disease,” said David A. Weber, Ph.D., president and CEO of Otonomy. “In addition, we continue to advance our earlier stage programs for tinnitus and age-related hearing loss which represent large market opportunities with high unmet medical needs.”

About OTIPRIO®

OTIPRIO (ciprofloxacin otic suspension) is a fluoroquinolone antibacterial indicated for the treatment of pediatric patients with bilateral otitis media with effusion undergoing tympanostomy tube placement. OTIPRIO is administered by a physician as a single 0.1 mL (6 mg) intratympanic administration into each affected ear, following suctioning of the middle ear effusion. The thermosensitive suspension exists as a liquid at or below room temperature and gels when warmed. In two Phase 3 trials, a single intraoperative administration of OTIPRIO demonstrated a statistically significant reduction in the cumulative proportion of study treatment failures compared to tubes alone (p-value <0.001).

Important Safety Information for OTIPRIO

Contraindications: OTIPRIO is contraindicated in patients with a history of hypersensitivity to ciprofloxacin, to other quinolones, or to any of the components of OTIPRIO.

Warnings and Precautions - Potential for Microbial Overgrowth: OTIPRIO may result in overgrowth of nonsusceptible bacteria and fungi. If such infections occur, institute alternative therapy.

Adverse Reactions: Adverse reactions (incidence at least 3%) that occurred in two Phase 3 trials with OTIPRIO vs sham were: nasopharyngitis (5% vs 4%), irritability (5% vs 3%), and rhinorrhea (3% vs 2%).

Use in Specific Populations - Pediatric Use: The safety and effectiveness of OTIPRIO in infants below six months of age have not been established.

Full prescribing information can be found at www.OTIPRIO.com.

About Otonomy

Otonomy is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. OTIPRIO (ciprofloxacin otic suspension) is approved in the United States for use during tympanostomy tube placement surgery in pediatric patients, and has achieved positive pivotal trial results in patients with acute otitis externa. OTO-104 is a steroid in development for the treatment of Ménière’s disease and other severe balance and hearing disorders. Two Phase 3 trials in Ménière’s disease patients are underway, with results expected during the second half of 2017. OTO-311 is an NMDA receptor antagonist for the treatment of tinnitus that is in a Phase 1 clinical safety trial. Otonomy’s proprietary formulation technology utilizes a thermosensitive gel and drug microparticles to enable single dose treatment by a physician. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Otonomy. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding potential coverage and reimbursement relating to OTIPRIO, the timing of the sNDA submission for OTIPRIO in patients with acute otitis externa, the advancement of OTIPRIO to Phase 3 in AOMT and related discussions with the FDA, the timing of results for the two OTO-104 Phase 3 clinical trials in Ménière’s disease, the number of patients expected to participate in the two OTO-104 Phase 3 clinical trials in Ménière’s disease, the number of patients expected to participate in the Phase 2 clinical trial for OTO-104 in cisplatin-induced hearing loss, the statements of Otonomy’s president and CEO, and the estimated non-GAAP operating expenses for 2016 and 2017. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain additional financing; Otonomy’s dependence on the commercial success of OTIPRIO and the regulatory success and advancement of additional product candidates, such as OTO-104 and OTO-311, and label expansion indications for OTIPRIO; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; the timing and outcome of hospital pharmacy and therapeutics reviews and other facility reviews; the impact of coverage and reimbursement decisions by third-party payors on the pricing and market acceptance of OTIPRIO; Otonomy’s dependence on third parties for the manufacture of OTIPRIO and product candidates; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to OTIPRIO and its product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2016, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Senior Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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